As filed with the Securities and Exchange Commission on October 31, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RENTRAK CORPORATION

(Exact name of Registrant as specified in its charter)

Oregon	93-0780536
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Airport Center

7700 NE Ambassador Place

Portland, Oregon 97220

(Address of principal executive offices, including zip code)

RENTRAK CORPORATION 2011 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

William P. Livek

Chief Executive Officer

Rentrak Corporation

One Airport Center

7700 NE Ambassador Place

Portland, Oregon 97220

Telephone: (503) 284-7581

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Danielle Benderly

Perkins Coie LLP

1120 N.W. Couch Street, Tenth Floor

Portland, Oregon 97209-4128 (503) 727-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.001 per share, and preferred stock purchase rights related thereto, under the Rentrak Corporation 2011 Employee Stock Purchase Plan	100,000	$76.54	$765,400	$889.34

(1)	Rights to purchase Series A Junior Participating Preferred Stock of the Registrant are attached to and trade with the Common Stock being registered hereby. The value attributable to such rights, if any, is reflected in the market price of the Common Stock, and, accordingly, the registration fee for such securities is included in the registration fee for the Common Stock.
(2)	Plus an indeterminate number of additional shares that may be issued as a result of an adjustment to the number of shares to be issued pursuant to the plans resulting from any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price Per Share is estimated to be $76.54 based on the average of the high sales price ($77.77) and the low sales price ($75.30) for the Registrant’s Common Stock as reported by the Nasdaq Stock Market on October 27, 2014.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed on June 6, 2014, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed on August 7, 2014;

(c) The Registrant’s Current Reports on Form 8-K filed on July 1, 2014, August 15, 2014, and October 14, 2014;

(d) The description of the Registrant’s Common Stock contained in a Registration Statement on Form 8-A filed on

November 14, 1986, as supplemented by the description attached as Exhibit 99.1 to the Registrant’s Quarterly Report on Form 10-Q filed on February 9, 2011, including any amendments or reports filed for the purpose of updating such description; and

(e) The description of the Registrant’s rights to purchase Series A Junior Participating Preferred Stock contained in a Current Report on Form 8-K filed on May 18, 2005, as supplemented by the description attached as Exhibit 99.1 to the Registrant’s Quarterly Report on Form 10-Q filed on February 9, 2011, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. DESCRIPTION OF SECURITIES

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 60.367(2) of the Oregon Business Corporation Act (the “Act”) provides that any director held liable for an unlawful distribution in violation of Section 60.367 of the Act is entitled to contribution from (i) every other director who voted for or assented to the distribution without complying with the applicable statutory standards of conduct and (ii) each shareholder for the amount the shareholder accepted knowing the distribution was made in violation of the Act or the corporation’s articles of incorporation.

Article V, Section 2, of the registrant’s Restated Articles of Incorporation (“Article V”) and Article 10 of the Registrant’s Restated Bylaws, as amended (“Article 10”), require the registrant to indemnify officers, directors and employees to the fullest extent authorized by the Act. The effect of these provisions is summarized below but the description is qualified in its entirety by reference to the Act, Article V and Article 10.

Indemnification is granted with respect to any action, suit or proceeding (other than an action by or in the right of the corporation) against all expense, liability and loss reasonably incurred (including attorney fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement), if the indemnitee’s conduct was in good faith, the indemnitee reasonably believed that his or her conduct was in the best interests of the registrant, or at least not opposed to its best interests, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted in connection with a proceeding in which a person is adjudged liable on the basis that personal benefit was improperly received, unless indemnification is permitted by a court upon a finding that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

In addition, indemnification is granted in respect to any proceeding by or in the right of the registrant against the expenses (including attorney fees) actually and reasonably incurred if the person acted in good faith and a manner reasonably believed to be in, or not opposed to, the best interests of the registrant. No right of indemnity is granted if the person is adjudged liable to the registrant, unless permitted by the court.

Termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the standard of conduct described above. If wholly successful on the merits of a proceeding, a person is entitled to indemnity as a matter of right. Because the limits of indemnity under Oregon law are not clearly defined, Article V and Article 10 may provide indemnity broader than that described above.

Article V and Article 10 provide that the right of indemnification is a contract right and includes the right to be paid by the registrant the expenses incurred in defending a proceeding in advance of its final disposition; provided that, if required by Oregon law, the person seeking advances provides to the registrant an undertaking to repay advanced amounts if it is determined by a final adjudication that the recipient is not entitled to indemnity. Any person claiming indemnity is explicitly authorized to sue the registrant for payment and the registrant will have the burden of proving the claimant failed to meet the standards of conduct making indemnity permissible. If the person claiming indemnity is successful in whole or in part in such a suit (or in a suit brought by the registrant to recover an advancement of expenses), the person claiming indemnity shall also be entitled to be paid the expense of prosecuting (or defending) the suit.

Section 1 of Article V provides for the elimination of personal liability of directors to the registrant or its shareholders for monetary damages for conduct as a director to the full extent permitted by the Act. Under Section 60.047 of the Act, a corporation may not eliminate or limit the liability of a director for: (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful distribution under Section 60.367 of the Act, or (iv) any transaction from which the director derived an improper personal benefit.

Article V and Article 10 provide that the registrant may maintain insurance to protect itself and its directors, officers, employees or agents against any expense, liability or loss whether or not the registrant has the power to indemnify such person against such expense, liability or loss under Oregon law. The registrant currently has liability insurance to indemnify its directors and officers against expense, liability or loss arising from claims by reason of their acts or omissions as officers and directors.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS

Exhibit Number	Description

3.1	Restated Articles of Incorporation of Rentrak Corporation, as amended

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of Grant Thornton LLP

23.2	Consent of Perkins Coie LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Rentrak Corporation 2011 Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A for the 2014 Annual Meeting of Shareholders filed on July 3, 2014 (File No. 000-15159))

Item 9. UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on October 31, 2014.

Rentrak Corporation

/s/ David I. Chemerow
By:	David I. Chemerow
Chief Operating Officer and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes William P. Livek and David I. Chemerow, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on October 31, 2014.

Signature	Title
/s/ William P. Livek	President, Chief Executive Officer and Director
William P. Livek	(Principal Executive Officer)

/s/ David I. Chemerow	Chief Operating Officer and Chief Financial Officer
David I. Chemerow	(Principal Financial Officer)

/s/ Michelle Spencer	Senior Vice President–Finance and Deputy Chief Financial Officer
Michelle Spencer	(Principal Accounting Officer)

/s/ David Boylan	Director
David Boylan

/s/ William E. Engel	Director
William E. Engel

/s/ Patricia Gottesman	Director
Patricia Gottesman

/s/ Anne MacDonald	Director
Anne MacDonald

/s/ Martin B. O’Connor	Director
Martin B. O’Connor

/s/ Brent D. Rosenthal	Director
Brent D. Rosenthal

/s/ Ralph R. Shaw	Director
Ralph R. Shaw

INDEX TO EXHIBITS

Exhibit Number	Description

3.1	Restated Articles of Incorporation of Rentrak Corporation, as amended

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of Grant Thornton LLP

23.2	Consent of Perkins Coie LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	Rentrak Corporation 2011 Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A for the 2014 Annual Meeting of Shareholders filed on July 3, 2014 (File No. 000-15159))